Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: August 17, 2017	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS SECOND QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended July 29, 2017 was $11.5 million, or $0.24 per share ($0.24 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended July 29, 2017 decreased 7.8 percent to $195.7 million from net sales of $212.2 million for the prior year 13-week fiscal quarter ended July 30, 2016. Comparable store net sales for the 13-week period ended July 29, 2017 decreased 7.7 percent from comparable store net sales for the prior year 13-week period ended July 30, 2016. Online sales decreased 4.5 percent to $19.5 million for the 13-week period ended July 29, 2017, compared to net sales of $20.4 million for the 13-week period ended July 30, 2016.

Net sales for the 26-week fiscal period ended July 29, 2017 decreased 10.5 percent to $407.9 million from net sales of $455.7 million for the prior year 26-week fiscal period ended July 30, 2016. Comparable store net sales for the 26-week period ended July 29, 2017 decreased 10.3 percent from comparable store net sales for the prior year 26-week period ended July 30, 2016. Online sales decreased 6.0 percent to $41.3 million for the 26-week period ended July 29, 2017, compared to net sales of $43.9 million for the 26-week period ended July 30, 2016.

Net income for the second quarter of fiscal 2017 was $11.5 million, or $0.24 per share ($0.24 per share on a diluted basis), compared with $15.5 million, or $0.32 per share ($0.32 per share on a diluted basis) for the second quarter of fiscal 2016.

Net income for the 26-week fiscal period ended July 29, 2017 was $27.8 million, or $0.58 per share ($0.57 per share on a diluted basis), compared with $38.6 million, or $0.80 per share ($0.80 per share on a diluted basis) for the 26-week period ended July 30, 2016.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1059 for domestic calls or (612) 234-9959 for international calls and reference the conference code 428167. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EDT by calling (800) 475-6701 for domestic calls or (320) 365-3844 for international calls and entering the conference code 428167.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 463 retail stores in 44 states. As of the end of the fiscal quarter, it operated 463 stores in 44 states compared with 470 stores in 44 states at the end of the second quarter of fiscal 2016.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

SALES, Net of returns and allowances	$195,650	$212,157	$407,901	$455,700

COST OF SALES (Including buying, distribution, and occupancy costs)	121,511	132,275	252,045	281,089

Gross profit	74,139	79,882	155,856	174,611

OPERATING EXPENSES:
Selling	46,679	46,065	93,597	93,628
General and administrative	10,045	9,735	19,806	20,471
	56,724	55,800	113,403	114,099

INCOME FROM OPERATIONS	17,415	24,082	42,453	60,512

OTHER INCOME, Net	899	595	1,834	1,003

INCOME BEFORE INCOME TAXES	18,314	24,677	44,287	61,515

PROVISION FOR INCOME TAXES	6,831	9,205	16,519	22,946

NET INCOME	$11,483	$15,472	$27,768	$38,569

EARNINGS PER SHARE:
Basic	$0.24	$0.32	$0.58	$0.80

Diluted	$0.24	$0.32	$0.57	$0.80

Basic weighted average shares	48,218	48,107	48,218	48,107
Diluted weighted average shares	48,310	48,227	48,327	48,215

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	July 29, 2017	January 28, 2017 (1)	July 30, 2016

CURRENT ASSETS:
Cash and cash equivalents	$195,614	$196,536	$168,173
Short-term investments	48,237	49,994	38,612
Receivables	14,732	8,210	16,954
Inventory	121,671	125,694	144,267
Prepaid expenses and other assets	7,750	6,023	5,864
Total current assets	388,004	386,457	373,870

PROPERTY AND EQUIPMENT	460,250	459,359	459,228
Less accumulated depreciation and amortization	(300,419)	(290,364)	(285,701)
	159,831	168,995	173,527

LONG-TERM INVESTMENTS	18,294	18,092	28,080
OTHER ASSETS	7,433	6,303	4,490

Total assets	$573,562	$579,847	$579,967

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$39,890	$25,079	$48,764
Accrued employee compensation	14,130	26,906	15,289
Accrued store operating expenses	16,328	14,695	14,294
Gift certificates redeemable	15,698	21,199	16,883
Income taxes payable	—	10,737	—
Total current liabilities	86,046	98,616	95,230

DEFERRED COMPENSATION	14,167	13,092	14,186
DEFERRED RENT LIABILITY	36,236	37,600	39,825
Total liabilities	136,449	149,308	149,241

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,844,700 shares at July 29, 2017, 48,622,780 shares at January 28, 2017, and 48,623,080 shares at July 30, 2016	488	486	486
Additional paid-in capital	142,622	139,398	138,535
Retained earnings	294,082	290,737	291,883
Accumulated other comprehensive loss	(79)	(82)	(178)
Total stockholders’ equity	437,113	430,539	430,726

Total liabilities and stockholders’ equity	$573,562	$579,847	$579,967

(1) Derived from audited financial statements.